Exhibit 4.3

CONVERSION, AMENDMENT AND WAIVER AGREEMENT

THIS CONVERSION, AMENDMENT AND WAIVER AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2014, by and among FLEXION THERAPEUTICS, INC., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (the “Stockholders”).

RECITALS

WHEREAS, the Company is contemplating the consummation of a firm commitment underwritten initial public offering of its common stock pursuant to a registration statement on Form S-1 (File No. 333-193233) filed under the Securities Act of 1933, as amended (the “IPO”);

WHEREAS, the Stockholders are holders of shares of the Company’s outstanding Series A Preferred Stock (the “Series A Preferred”) and Series B Preferred Stock (the “Series B Preferred”, together with the Series A Preferred, the “Series Preferred”), and/or shares of the Company’s Common Stock (“Common Stock”);

WHEREAS, pursuant to Article IV, Section D.5(k)(i) of the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price (as defined in the Restated Certificate) applicable to such share of Series Preferred, (i) at any time upon the affirmative election of the holders of a majority of the then-outstanding shares of the Series Preferred or (ii) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (a) the per share price is at least $3.38 (as adjusted for any stock splits, dividends, combinations, recapitalizations and the like after the Filing Date), and (b) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $40,000,000 (a “Qualified IPO”);

WHEREAS, the undersigned Stockholders constitute the holders of a majority of the outstanding shares of Series Preferred;

WHEREAS, the Company and certain of the undersigned Stockholders, among others, are parties to that certain Series B Preferred Stock Purchase Agreement (the “SPA”), that certain Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”) and that certain Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Co-Sale Agreement”), each dated as of December 3, 2012;

WHEREAS, pursuant to the SPA, in the event that the Company does not achieve the Milestone (as defined in the SPA) on or prior to February 15, 2014, the Company shall issue to the Purchasers (as defined in the SPA) certain warrants to purchase the Company’s Common Stock; provided that the obligation to issue such warrants shall terminate immediately prior to the consummation of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended;

1.

WHEREAS, the Investor Rights Agreement contains certain provisions the termination of which are triggered by the closing of a Qualified IPO;

WHEREAS, pursuant to Section 2.3 of the Investor Rights Agreement, certain of the undersigned Stockholders, among others, may have under certain circumstances the right to be notified of the IPO and to include in the IPO certain Registrable Securities (as defined in the Investor Rights Agreement) held by such Stockholders;

WHEREAS, the Co-Sale Agreement terminates upon the date of the closing of a Qualified IPO;

WHEREAS, this SPA may be amended or modified, and the obligations of the Company and the rights of the Purchasers under the SPA may be waived, with the written consent of the Company and Purchasers that hold at least 55% of the Shares (as defined in the SPA) purchased pursuant to the SPA;

WHEREAS, the Investor Rights Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders (as defined in the Investor Rights Agreement) may be waived, upon the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding;

WHEREAS, the Co-Sale Agreement may be terminated with the written consent of (i) the Company, (ii) as to the Investors (as defined in the Co-Sale Agreement), persons holding a majority of the Common Stock issued or issuable upon the conversion or exercise of Series Preferred or other rights to acquire shares of Common Stock held by the Investors, and (iii) as to the Key Holders (as defined in the Co-Sale Agreement), only by the holders of a majority of the Key Holder Stock (as defined in the Co-Sale Agreement) held by Key Holders then providing services to the Company as an officer, employee or consultant;

WHEREAS, the undersigned Stockholders have the requisite percentages of the applicable securities required to amend and waive the provisions of the SPA and Investor Rights Agreement and to terminate the Co-Sale Agreement; and

WHEREAS, the undersigned Stockholders desire to assist the Company in proceeding with the IPO and, in connection therewith, desire to (i) approve the conversion, effective immediately prior to the closing of the IPO, of each share of Series Preferred then outstanding into Common Stock at the then-effective applicable Conversion Price, provided that the price per share of the Common Stock sold in the IPO to the public is approved by the Board of Directors of the Company (the “Board”) or the Pricing Committee of the Board (an “Approved IPO”), and (ii) amend the SPA and Investor Rights Agreement, waive certain registration and notice rights under the Investor Rights Agreement and terminate the Co-Sale Agreement, all as more fully set forth herein.

2.

AGREEMENT

NOW, THEREFORE, the parties to this Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged and agreed, hereby agree as follows:

1. CONVERSION. Each undersigned Stockholder hereby elects that, effective immediately prior to the closing of an Approved IPO, whether or not such Approved IPO also constitutes a Qualified IPO, all outstanding shares of the Series Preferred shall automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect.

2. AMENDMENT OF SPA. The Company and the undersigned Stockholders that are Purchasers under the SPA, with respect to all Shares held thereby, hereby amend the definition of “Milestone Date” set forth in Section 6.1(c) SPA as follows:

“Milestone Date” shall mean February 21, 2014.

3. AMENDMENT OF INVESTOR RIGHTS AGREEMENT. The Company and the undersigned Stockholders that are holders of Registrable Securities, with respect to all shares of Registrable Securities held thereby, on behalf of themselves and all other holders of Registrable Securities, hereby amend the Investor Rights Agreement as follows:

“Qualified IPO.” Notwithstanding anything to the contrary in the Investor Rights Agreement or the Restated Certificate, the term “Qualified IPO”, as used in Sections 2.14, 3.11, 4.5 and 5.14 of the Investor Rights Agreement, shall mean an Approved IPO.

4. WAIVER OF REGISTRATION RIGHTS UNDER INVESTOR RIGHTS AGREEMENT. The Company and the undersigned Stockholders that are holders of Registrable Securities, with respect to all shares of Registrable Securities held thereby, on behalf of themselves and all other holders of Registrable Securities, hereby waive all registration rights and related rights (including without limitation all rights to notice) under Section 2 of the Investor Rights Agreement solely with respect to the filing of the registration statement for the IPO and the registration and issuance of the shares in connection with the IPO.

5. TERMINATION OF CO-SALE AGREEMENT. The Company and the undersigned Stockholders, on behalf of themselves and all other parties to the Co-Sale Agreement, hereby agree that, effective immediately prior to the closing of an Approved IPO, the Co-Sale Agreement shall terminate in its entirety and be of no further force or effect. Upon such termination, all provisions of, rights granted and covenants made in the Co-Sale Agreement are hereby waived, released and cancelled in their entirety.

6. SUNSET. Notwithstanding anything to the contrary set forth herein, this Agreement and all obligations hereunder shall terminate and this Agreement shall have no force or effect retrospectively or prospectively if the closing of an Approved IPO has not occurred prior to April 30, 2014.

3.

7. MISCELLANEOUS.

(a) Entire Agreement; Binding Effect. This Agreement constitutes the entire agreement of the parties hereto related to the matters set forth herein, and supersedes all prior agreements between such parties, whether written or oral, related to such subject matter. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Except as amended or expressly provided hereby, the terms of the Investor Rights Agreement and the Co-Sale Agreement shall remain in full force and effect.

(b) Amendment; Waiver. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and each party against whom enforcement of such amendment, waiver, discharge or termination is sought.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts among Delaware residents entered into and performed entirely within Delaware.

(d) Counterparts; Facsimile and PDF. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and PDF signatures shall be as effective as original signatures.

(e) Further Assurances. Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

4.

IN WITNESS WHEREOF, the parties hereto have executed this CONVERSION, AMENDMENT AND WAIVER AGREEMENT as of the date first written above.

COMPANY:

FLEXION THERAPEUTICS, INC.

By:	/s/ Michael D. Clayman
Name:	Michael D. Clayman
Title:	Chief Executive Officer

[SIGNATURE PAGE TO CONVERSION, AMENDMENT AND WAIVER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this CONVERSION, AMENDMENT AND WAIVER AGREEMENT as of the date first written above.

STOCKHOLDERS:

NOVO A/S

By:	/s/ Thomas Dyrberg, M.D.
Name:	Thomas Dyrberg, M.D.
Title:	Senior Partner

5AM VENTURES II, L.P. By: 5AM Partners II, LLC, its General Partner

By:	/s/ Andrew J. Schwab
Name:	Andrew J. Schwab
Title:	Managing Partner

5AM CO-INVESTORS II, L.P. By: 5AM Partners II, LLC, its General Partner

By:	/s/ Andrew J. Schwab
Name:	Andrew J. Schwab
Title:	Managing Partner

VERSANT VENTURE CAPITAL III, L.P. VERSANT SIDE FUND III, L.P. VERSANT DEVELOPMENT FUND III, LLC

By: Versant Ventures III, L.P. Its: General Partner

By:	/s/ Bradley J. Bolzon, Ph.D.
Name:	Bradley J. Bolzon, Ph.D.
Title:	Managing Director

[SIGNATURE PAGE TO CONVERSION, AMENDMENT AND WAIVER AGREEMENT]

PFIZER INC.

By:	/s/ Barbara J. Dalton
Name:	Barbara J. Dalton
Title:	VP Venture Capital Worldwide Business Development

SOFINNOVA CAPITAL VI FCPR Acting by its manager Sofinnova Partners SAS

By:	/s/ Rafaèle Tordjman
Name:	Rafaèle Tordjman
Title:	Managing Partner

/s/ Michael D. Clayman, M.D.
Michael D. Clayman, M.D.

/s/ Neil Bodick, M.D., Ph.D.
Neil Bodick, M.D., Ph.D.

[SIGNATURE PAGE TO CONVERSION, AMENDMENT AND WAIVER AGREEMENT]